As filed with the Securities and Exchange Commission on October 22, 2010
Registration No.____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEXT GENERATION ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0169543
(State of Incorporation)	(IRS Employer ID No.)

7351 (N)Lockport Place
Lorton, VA 22079
(703) 372-1282
(Address and Telephone Number of Principal Executive Offices)

2010 Stock Option Plan
2010 Employee, Consultant and Advisor Stock Compensation Plan
(Full title of the plan)

Darryl Reed, Chief Executive Officer
Next Generation Energy Corp.
7351 (N) Lockport Place
Lorton, VA 22079
(703) 372-1282
(Name and address of agent for service)

COPIES TO:

Robert J. Mottern, Esq.
Investment Law Group of Gillett, Mottern & Walker, LLP
1230 Peachtree Street, N.E., Suite 2445
Atlanta, Georgia 30309
Telephone: (404) 607-6933

CALCULATION OF REGISTRATION FEE

				Proposed
		Proposed		Maximum
Title of Securities	Amount to be	Maximum Offering		Aggregate Offering	Amount of
to be Registered	Registered	Price per Share		Price	Registration Fee
Common Stock,	2,000,000	$0.01	(3)	$20,000	$1.12
par value $0.01 per
share (1)

Common Stock,	1,500,000	$0.01	(3)	$15,000	$0.84
par value $0.01 per
share (2)

(1) Consists of an aggregate of 2,000,000 shares of Common Stock, par value $0.01 per share, authorized under the Next Generation Energy Corp. 2010 Stock Option Plan.

(2) Consists of an aggregate of 1,500,000 shares of Common Stock, par value $0.01 per share, authorized under the Next Generation Energy Corp. 2010 Employee, Consultant and Advisor Stock Compensation Plan.

(3) While the Common Stock is approved for trading on the OTC Bulletin Board, there have been no recent trades in the Common Stock and therefore the Company believes there is no current market for the Common Stock. In addition, the Company has a negative book value as of its most recent report on Form 10-Q for the period ending June 30,2010. Accordingly, the Company estimated to be $0.01 per share, which is the par value of the Common Stock.

(4) Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

PART I

ITEM I. Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,2009, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

(b) Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30 2010;

(c) Registrant's Current Report on Form 8-K filed May 7,2010;

(d) All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2009.

From the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. Interests of Named Experts and Counsel.

Counsel for the Registrant, Investment Law Group of Gillett, Mottern & Walker, LLP has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued in accordance with the Plans, will have been validly issued, fully paid, and nonassessable. Robert J. Mottern is a member of Investment Law Group of Gillett, Mottern & Walker, LLP and may be offered options and shares of Common Stock registered under this Registration Statement.

ITEM 6. Indemnification of Directors and Officers.

The Registrant's Articles of Incorporation do not contain any provision regarding indemnification of controlling persons, directors or officers of the Registrant. Article X of the Registrant's Bylaws provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, unless the person is adjudged liable for negligence or misconduct in the performance of his duty to the Registrant, in which event the person is indemnified only if the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case. A Registrant's obligation to indemnify a person is applicable only if one of the following determines that the person has met the applicable standard of care for indemnification: (a) the Board, by a majority vote of a quorum of directors not a party to the action, suit or proceeding; (b) absent a quorum or at the direction of a quorum of disinterested directors, independent legal counsel, by a written opinion; or (c) the Stockholders. Even if the person is initially not determined to be entitled to indemnification, the Registrant is required to indemnify the person if he is the successful party in the action.

The Nevada Revised Statutes generally permit and require a corporation to indemnify persons on the same terms that the Registrant's By-laws currently provide.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Nevada General Corporation Law, the Registrant's Certificate of Incorporation, the Registrant's By-Laws or any indemnification agreements of the Registrant with its directors and officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibit.

Exhibit No.	Exhibit

5	Opinion re: Legality.

10.1	2010 Employee, Consultant and Advisor Stock Compensation Plan.

10.2	Form on Stock Payment Agreement.

10.3	2010 Stock Option Plan

10.4	Form of Stock Option Agreement

24.1	Consent of Turner, Jones & Associates, pile to the use of its opinion included in the Annual Report of the Registrant on Form 10-K for the fiscal year ended December 31, 2009.

24.2	Consent of Investment Law Group of Gillett, Mottern & Walker, LLP to the filing of its opinion with respect to the legality of the securities being registered hereby (included in Exhibit No. 5).

ITEM 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effectiveamendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Actof 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effectivedate of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that Paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of thesecurities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining anyliability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may bepermitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as  expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Virginia, on October 15, 2010.

NEXT GENERATION ENERGY CORP.

Date: October 21,2010	/s/ Darrvl Reed

By: Darryl Reed, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Darryl Reed	Chairman	October 21,2010

Darryl Reed

/s/Joel Sens	Director	October 21,2010

Joel Sens